Exhibit 10.2

FIDIA FARMACEUTICI S.PA. and FIDIA ADVANCED BIOPOLYMERS S.R.L.

LEASE AGREEMENT

This Lease Agreement (“Agreement”) is entered into on December 30, 2009,

between

Fidia Farmaceutici S.p.A., an Italian limited liability company with registered office in Via Ponte della Fabbrica 3A, Abano Terme (PD), Italy (“Fidia” or the “Lessor”)

and

Fidia Advanced Biopolymers S.r.l., located at Via Ponte della Fabbrica 3B, Abano Terme (PD), Italy ("FAB" or the "Lessee")

(hereinafter jointly referred to as the “Parties” and each one as a “Party”)

WHEREAS

(A)
Fidia and Anika Therapeutics, Inc. a company incorporated in the Commonwealth of Massachusetts, U.S.A. with its main office at 32 Wiggins Avenue, Bedford, MA 01730, U.S.A. (“Anika”) entered into a share purchase agreement (the “Purchase Agreement”) dated the date hereof, pursuant to which Fidia sold the entire quota capital of the Lessee to Anika, all as more fully set forth in the Purchase Agreement;

(B)
the Parties wish to enter into an agreement setting forth the terms pursuant to which the Lessor will grant certain leases to the Lessee effective from the Closing Date (as defined in the Purchase Agreement);

(C)
the Lessor is the owner of the premises located at Abano Terme (PD), Via Ponte della Fabbrica 3/A and 3/B, registered with the NCT F. 10 mapp. 632 and NCEU F.10 mapp. 632, as described by the extract from the Land Registry and maps as per Annex A hereto and identified as follows (the "Property”):

(1)	portion of the building named F2 (“Building F2 – Maps 0008_59 and 0008_02”) per mq 380 for warehouse use;

(2)	portion of the building named “Istituto di Ricerca” (LR1 - Maps 0005 e 006) for mq 1,055 for laboratories and production facility Tissue Tech and per mq 982 for office (ground floor and first floor);

(D	the Property, as identified above, is a portion of a bigger real estate complex (the “Complex”) owned by the Lessor and used by the Lessor for other commercial activities already known to the Lessee;

(E)	the Parties agree that the previous lease agreement in force between Fidia and FAB has been terminated by mutual consent on the occasion of the signature of the Purchase Agreement.

In consideration of the mutual covenants contained herein, the Parties covenant and agree as follows:

1.	OBJECT OF THE LEASE

1.1	Description of the Property

1.1.1	The Lessor grants on lease to the Lessee, who accepts, the Property of which the Lessor is full owner.

1.1.2	The Property will be destined for the following permitted uses: research laboratories, production facilities, warehouse and offices.

1.2	Availability of the Property and Lessor and Lessee Warranties

1.2.1	The Property shall be made available to the Lessee and this Agreement shall be effective as of the Closing Date.

1.2.2	The Lessee accepts the Property in its current condition (stato di fatto e di diritto) as of the time of delivery to the Lessee.

1.2.3
The Lessor represents and warrants (i) to be the legitimate owner of the Property, to have the free and unconditional right to lease the Property according to this Agreement; (ii) that the Property was duly built in all material aspects based on valid building licenses and concessions and according to all applicable, material and relevant administrative, national and local regulations; (iii) that the use of Property according to the above Section 1.1.2 is compliant with all applicable, material and relevant administrative, national and local regulations; (iv) there are no third parties’ rights which could adversely affect the right of the Lessee on the Property under this Agreement in all material aspects.

1.2.4
The Lessee undertakes to vacate the Property in its current condition (stato di fatto e di diritto) as of the time of delivery to the Lessee, except for the  normal deterioration caused by use of the Property. To this end, the Parties shall enter into an initial and a final minute of delivery of the Property (verbale di consegna). Without prejudice to the provisions under Article 10 below, any discrepancy between the final conditions of the Property and the initial conditions of the Property shall cause the Lessee to pay to the Lessor any related costs and expenses.

1.2.5
Fidia and FAB expressly agree that any and all existing lease agreements between them having as object the Property, are terminated with immediate effect by mutual consent and notwithstanding anything contained in such agreements to the contrary, no rights or obligations thereunder shall survive such termination.  Fidia and FAB expressly acknowledge to each other that there are no outstanding rights arising from such terminated agreements and that, in case, any right or obligations, credit, liability or obligation, that exists or shall arise on the basis of the terminated lease agreement, it is hereby waived by both Fidia and FAB.

2.	DURATION, EXTENSION AND WITHDRAWAL

2.1	Duration and extension of the Agreement

2.1.1	This Agreement will be effective for 6 years starting from the date indicated in Section 1.2.1.

2.1.2
After the second year of this Agreement and with effects from the first day of the third year, the Lessee may, at any time and for any reason at its sole discretion, withdraw from this Agreement by giving at least six months' previous notice to the Lessor by registered mail. Such withdrawal shall take effect on the date set out in the notice (which need not necessarily coincide with the anniversary of this Agreement).

2.1.3
At the expiry of the validity of this Agreement, the Lessee may refuse to renew the same by notifying this via registered mail addressed to the Lessor, at least 6 months prior to the date of expiration. If the Lessee does not exercise the right to refuse the renewal of the Agreement, the period of validity of this Agreement will be extended automatically for 6 year period.

2.1.4	The Lessor is not entitled to deny an extension of this Agreement at the end of the initial 6-year term. To such purpose, the Lessor expressly waives its rights under article 29 of Law No. 392/1978.

3.	RENT

3.1	Determination of the rent

Subject to any agreed adjustment on the basis of the number of square metres leased as set out in this Section, the total rent for the Property has been agreed to be Euro 34,026 monthly (the “Amount”) starting from the date of the delivery of the Property pursuant to Section 1.2.1 above, with the exclusion of the additional charges indicated in Article 6, plus VAT as set by the law.

The Amount shall be calculated as follows:

Area	Mq.	Monthly rent/mq (Euro)	Monthly rent (Euro)
Istituto di Ricerca (LR1 - Maps 0005 e 006) - Offices	982	14.29	14,033
Warehouse (“Building F2 – Map 0008_59”)	373	5.11	1,906
Warehouse (“Building F2 – Map 0008_02”)	7	14.29	100
Istituto di Ricerca (LR1 - Map 0005)- Research Laboratories	536	17.05	9,138
Istituto di Ricerca (LR1 - Map 006)- Production facility Tissue Tech	519	17.05	8,849
Amount	2,417		34,026

In the event that the Lessee, at any time and for any reason, needs either to reduce or to extend the occupancy of the above listed areas of the Property, the Lessor and Lessee expressly undertake to discuss in good faith terms and conditions of such extension/reduction, which shall not be unreasonably denied by the Lessor.

The Parties acknowledge that the Amount already include consumption of electricity, drinking and industrial water, gas, heating, air-conditioning and cleaning (in the latter case, with the exclusion of the cleaning of the production facility Tissue Tech whose costs shall be paid directly by FAB).

3.2	Updating and review of the rent

3.2.1
Under the law currently in force, the Amount will be updated after the second anniversary of this Agreement by applying an increase equal to 75% of the ISTAT index relating to the consumer prices for workers' and employees' families (the “ISTAT index”) recorded in the previous year.

3.2.2
The Amount shall be updated following the publication of the ISTAT index. In case the ISTAT index is published after the payments due for the first quarter following the second anniversary of this Agreement, the balance of the updated Amount (i.e. the difference between (i) the updated Amount due for the first quarter and (ii) the Amount not updated as actually paid for the first quarter before the publication of the ISTAT index) shall be paid upon the payments of the Amount payable in the next quarter.

4.	AUTHORISATIONS AND TAXES

4.1	Authorisations

Any authorisation applied for in connection with business activities, the environment, security and any administrative permits required for the regular performance of the commercial activities of the Lessee will be at the Lessee’s expense. Any charge required to obtain the relevant authorisations and their maintenance cost shall be at the Lessee’s expense. All material authorizations required to be obtained by the Lessor or by the lessee prior to the Closing Date and needed to operate the business are currently in effect.

4.2	Taxes

During each taxable period falling within the whole duration of the Agreement, any taxes relating to the use of the Property, including the waste collection tax, shall be borne by the Lessee. For sake of clarity, the Local Tax on Immovable Property (Imposta Comunale sugli Immobili) shall be borne solely by the Lessor.

5.	PAYMENT OF RENTS AND ADDITIONAL CHARGES

5.1	Payment deadline

The Amount payable by the Lessee shall be invoiced monthly on the first day of each month. The payment date shall be 60 days after the date of each invoice.

6.	ORDINARY AND EXTRAORDINARY MAINTENANCE

6.1	Ordinary maintenance

6.1.1	The Lessee undertakes to keep the Property in good maintenance and working conditions, subject to normal wear and tear.

6.1.2
Any expenses and the relevant ordinary maintenance costs shall be borne by the Lessor, being such costs included in the base rate.  In any case, out-of-pocket expenses regarding materials used to carry out such ordinary maintenance shall be borne by the Lessee.

6.1.3	It is understood that ordinary maintenance means any work required by the normal deterioration caused by use and that shall be periodically carried out.

6.1.4
It is understood that any work required to have the Property in compliance with new regulations applicable to the Lessee and irrespective of the Property itself or to be carried out upon Lessee’s instructions shall be borne exclusively by the Lessee, save for what is provided under Section 6.2.1 below.

6.2	Extraordinary maintenance

6.2.1
Extraordinary maintenance is at the Lessor’s expense. Extraordinary maintenance includes activities that are necessary to maintain the facility’s condition for its intended use, however beyond the scope of routine maintenance.  Examples of extraordinary maintenance include but not limited to replacement of floorings and roofs, replacement of heating and cooling equipment, maintenance and replacement of standby and emergency power equipment, replacement of windows, resurfacing of parking lots, and upgrade of security infrastructures.

6.2.2
In case of need or emergency and delay to act of the Lessor, the Lessee, upon notice to the Lessor, is expressly authorised to carry out extraordinary maintenance works. In that event, any amount paid by the Lessee for such works shall be deducted from the rent following the submission of the relevant invoices stating the kind of works done and their cost.

6.3	Works to comply with the regulations in force

6.3.1
Extraordinary maintenance works also include any work required by the enforcement of new provisions, laws or regulations issued by the relevant authorities where such works affect in general the Property irrespective of the Lessee.

7.	IMPROVEMENTS

7.1	Improvements

7.1.1
In the event of the Lessor and the Lessee agreeing that improvements shall be carried out to the Property, the parties shall agree at such time as to how the costs of such improvements shall be covered.

7.1.2	The agreement in respect of such improvements shall be reached on each occasion and stated in writing by the Parties depending on the kind of improvement.

8.	ALTERATIONS TO THE PROPERTY

8.1	Alterations

8.1.1
Any internal and external alteration to the Property can be carried out by the Lessee at its own expense subject to the prior written authorisation from the Lessor, who can not unreasonably deny or delay it. The Lessor shall also provide the Lessee with all the necessary executed documents required by the law in order to file the proper and required request of authorizations and/or permits with the competent Authorities.

8.1.2
Except as may be otherwise agreed, upon approval of alterations, if it is determined that the Lessor desires restoration to the original condition, the Lessee shall bear all costs and expenses for such restoration and the Lessor and the Lessee shall agree on a mutually satisfactory term within which such restoration shall be completed. The Parties acknowledge that in the event the Parties mutually agree that the alterations improve the value of the Property the Lessee shall not be required to carry out any restoration at its own costs and expenses.

9.	DESTINATION AND USE OF THE PROPERTY

9.1	Destination of the Property

9.1.1	The Lessee shall not have the right to perform any activity that might modify the nature and use of the Property.

9.2	Use of the Property

9.2.1
For the entire term of the Agreement, the Lessee undertakes to keep the leased Property with care and diligence and to surrender it upon the expiration of the term hereof, in a good state and condition, wear and tear excluded.

9.2.2	The Lessee undertakes to employ all necessary precautions to avoid and prevent any damage to the interior of the Property.

9.2.3
The costs related to any safety measures mandated by the law and relating to the structure of the Property are the responsibility of and shall be borne by the Lessor, while those relating to the use of the Property shall be borne by the Lessee.

10.	CUSTODY

10.1	Lessee’s liability

The Lessee is responsible for the custody of the leased Property and will be liable for any damage that may occur to it under article 1588 of the Italian Civil Code.

11.	ACCESS TO THE PROPERTY

11.1	Lessor’s access

The Lessor and its designated representatives will at any time have full access to the Property by giving at least 48 hours’ written notice to the Lessee prior to his visit except in emergency cases, for the purpose to check the state and condition of the leased premises and to carry out any relevant intervention and repair work.

12.	SIGNS

12.1	Installation and maintenance of signs

12.1.1
Under this Agreement, the Lessee shall have the right to place, maintain and replace, throughout the whole duration of the lease, commercial signs only with the prior written consent of the Lessor to their positioning, such consent not to be unreasonably withheld. The Lessor shall also provide the Lessee with all the necessary executed documents required by the law in order to file the proper and required request of authorizations and/or permits with the competent Authorities.

12.1.2	All signs shall be placed and maintained by the Lessee at its own expense and the Lessee shall take care to secure all the required authorisations, permits and approvals by the relevant authorities.

13.	INSURANCE

13.1	Insurance

The Lessee undertakes to subscribe, at its own expense, appropriate insurance policies with a major insurance company to cover any risks concerning the activity exercised in the Property and the movable assets, owned by the Lessee, located in the Property and to deliver to the Lessor a certificate of insurance naming the Lessor as additional insured (including, without limitation, fire, hazard and civil liability).

The Lessor undertakes to subscribe, at its own expense, appropriate insurance policies with a major insurance company to cover any risks relating to ownership of the Property, including, without limitation, risk of fire, storm damage and other natural disasters and to deliver the Lessee a certificate of insurance naming the Lessee as additional insured.

14.	TERMINATION

14.1	Termination

14.1.1
In the event the Property is destroyed as a result of a flood, war, earthquake or any other independent event beyond the control of the Lessor, and without there having been any prejudice to the rights of the Lessee and of the Lessor, this Agreement shall automatically terminate with immediate effect.

14.1.2
In the event the Property is only partially destroyed as a result of one of the events set out in Section 14.1.1 above, the Lessee shall have the right to terminate this Agreement or to continue with the Agreement reducing the Amount proportionally up to the date of the complete restoration of the Property.

15.	TRANSFER OF THE AGREEMENT

15.1	Transfer of the agreement

15.1.1
The rights and obligations provided for in this Agreement may not be assigned, delegated or transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that this Agreement may be assigned or transferred in full to an Affiliate or to a successor in ownership of all or substantially all of the business or assets of the assigning party (whether by merger, sale or otherwise) without the prior consent of the other Party; provided that such assigning party provides written notice to the other Party of such assignment and the assignee of this Agreement agrees in writing to be bound as such Party hereunder, and provided further that (x) this Agreement must be assigned to a successor in ownership of all or substantially all of the business or assets of the assigning party and (y) the assigning Party, in case of assignment to an Affiliate, shall be jointly liable with such Affiliate for breach, no further assignment shall be allowed without consent and if such Affiliate ceases at any time to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party. Notwithstanding anything to the contrary in this Agreement, any assignment, delegation or transfer, or any such assignment or transfer, in violation of this Section 15.1.1 shall be void. This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of each of the Parties.

For purposes of this Agreement:

(i)           Control: shall mean (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or to veto any material decision relating to the management or policies of a person or a majority of the composition of the board of directors (or similar governing body), in each case, whether through the ownership of voting securities or a Affiliates, by contract or otherwise, or (ii) the beneficial ownership, directly or indirectly, of at least 50% of the voting securities of a person.

(ii)           Affiliates: means, with respect to a person, means any company or entity which Controls, is Controlled by or is under common Control with such person.

15.1.2
The Lessee is allowed to transfer this Agreement or sub-let or give in gratuitous loan for use (comodato), whether in full or in part and whether temporarily or not, the Property without the Lessor’s prior written agreement, provided the transfer takes place with entities belonging to or controlled by the Anika group of companies.

15.1.3	The Parties acknowledge that the provisions of law No. 392 of 27 July 1978 apply to transfers of the Property.

16.	MISCELLANEOUS

16.1	Expenses

The registration fee related to this Agreement shall be borne on a 50/50 basis by the Parties.

16.2	Amendments

Any amendments to this Agreement will be effective as long as it is done in writing and signed by both Parties.

16.3	Penalties

At the expiry of this Agreement for any reasons whatsoever, the Lessee shall release the Property free of people and items and in the full availability to the Lessor on the 10th day subsequent to the expiry of this Agreement. In case of delay, a penalty shall apply equal to Euro 1,000 for any day of delay, without prejudice to the reimbursement of any greater damages.

16.4	Jurisdiction

The Court of Padua shall have jurisdiction to hear any dispute arising out of the interpretation and performance of this Agreement.

16.5	Communications

Any communication between the Parties under this Agreement shall be in writing to the addresses set out at the heading of this Agreement and will be not considered valid unless they are delivered personally or sent via registered mail to such addresses.

16.6	Language

This Agreement is drawn up and executed in the English language. In addition, a translation of this Agreement into Italian will be executed for the purposes of registration purposes in Italy. In case of any dispute, the English language text prevails.

16.7	Confidentiality

Each Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the date hereof) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value (but in no event less than reasonable efforts), (ii) not disclose such Confidential Information to any third party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement; provided, that the obligations in this Section 16.7 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent written proof (i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; or (ii) was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; or (iii) is subsequently disclosed to the Receiving Party or any of its Affiliates by a third party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; provided, further that the Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances: (i) regulatory filings; (ii) prosecuting or defending litigation; (iii) complying with applicable laws (including, without limitation, the rules and regulations of any national securities exchange and the Securities and Exchange Commission) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and (iv) disclosure, solely on a “need to know basis”, to Affiliates, subcontractors, and each of the parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 16.7; provided, however, that the Receiving Party shall remain responsible for any failure by any person who receives Confidential Information pursuant to this Section 16.7 to treat such Confidential Information as required under this Section 16.7. If and whenever any Confidential Information is disclosed in accordance with this Section 16.7, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible except in the case of paragraph (iii) above, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this Section 16.7 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information. Upon expiration or earlier termination of this Agreement, the Receiving Party shall, as the Disclosing Party may direct in writing, either destroy or return to the Disclosing Party all tangible forms of Confidential Information previously disclosed by the Disclosing Party together with all copies thereof; provided, however, the Receiving Party may retain one archival copy thereof for the purpose of determining any continuing obligations of confidentiality.

For the purposes of this Section 16.7, “Confidential Information” shall mean all materials and other information that are disclosed or provided by such party or its Affiliates to the other party or its Affiliates in relation to the subject of this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party or its Affiliates in oral, written, graphic, or electronic form.

17.	FORCE MAJEURE

No Party hereunder shall be liable to the other for its failure to perform hereunder caused by contingencies due to the impossibility to perform for a cause not attributable (“imputabile”) directly or indirectly to such Party that may include, without limitation, acts of God, fire, flood, wars, acts of terrorism, sabotage, strike, government actions; provided that financial inability in and of itself shall not be deemed an inability to perform any obligation hereunder. Any Party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other Party of the existence of any such contingency, and shall use its reasonably diligent efforts to re-commence its performance of such obligation as soon as commercially practicable.

18.	APPLICABLE LAW

18.1
This Agreement is governed by the Italian law. Unless otherwise provided for explicitly in this Agreement, the provisions of law No. 392/1978 will apply and, unless they have been expressly derogated, the Civil Code provisions on lease agreements will also apply.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written. FIDIA FARMACEUTICI S.P.A.
/s/ Antonio Germani Name: Antonio Germani Title: [President] Managing Director
FIDIA ADVANCED BIOPOLYMERS S.R.L.
/s/ Charles H. Sherwood Name: Charles Sherwood Title: President

ANNEX A
DESCRIPTION OF THE PROPERTY

Data: 19/11/2009 - Ora: 10.25.39

Visura per immobile
Situazione degli atti informatizzati al 19/11/2009

Visura n.: PD0375724 Pag: 1 Fine

Dati della richiesta	**Comune di ABANO TERME (Codice: A001)**
	Provincia di PADOVA
Catasto Fabbricati	**Foglio: 10 Particella: 632 Sub.: 2**

Unità immobiliare

N.	DATI IDENTIFICATIVI				DATI DI CLASSAMENTO							DATI DERIVANTI DA
	Sezione Urbana	Foglio	Particella	Sub	Zona Cens.	Micro Zona	Categoria	Classe	Consistenza		Rendita	
1		10	632	2	2		D/7				Euro 362.883,28	Variazione del 19/09/2005 n . 51409 .2/2005 in atti dal 19/09/2005 (protocollo n . PD0232102) VARIAZIONE PER MODIFICA IDENTIFICATIVO - ALLINEAMENTO MAPPE

Indirizzo	VIA PONTE DELLA FABBRICA n. 3/A piano: S1-T-1-2;
Annotazioni	classamento e rendita non rettificati entro dodici mesi dalla data di iscrizione in atti della dichiarazione (D.M. 701/94)

INTESTATO

N.	DATI ANAGRAFICI	CODICE FISCALE	DIRITTI E ONERI REALI
1	FIDIA FARMACEUTICI ITALIANI DERIVATI INDUSTRIALI ED AFFINNI S.P.A. con sede in ABANO TERME	00204260285*	(1) Proprieta'

Rilasciata da: **Ufficio Provinciale di PADOVA** Richiedente: **GOMIERO MARCO**

* Codice Fiscale Validato in Anagrafe Tributaria

Annex A-1

Data: 19/11/2009 - Ora: 10.25.18

Visura per immobile
Situazione degli atti informatizzati al 19/11/2009

Visura n.: PD0375720 Pag: 1 Fine

Dati della richiesta	Comune di ABANO TERME (Codice: A001)
	Provincia di PADOVA
Catasto Terreni	Foglio: 10 Particella: 632

Area di enti urbani e promiscui

N.	DATI IDENTIFICATIVI			DATI CLASSAMENTO						DATI DERIVANTI DA
	Foglio	Particella	Sub	Porz	Qualità Classe	Superficie(m²) ha are ca	Deduz	Reddito Dominicale	Reddito Agrario	
1	10	632		-	ENTE URBANO	18 16 36				VARIAZIONE IDENTIFICATIVI PER ALLINEAMENTO MAPPE del 19/09/2005 n . 3070 .1/2005 in atti dal 19/09/2005 (protocollo n . PD0232101) ALLINEAMENTO MAPPE
Notifica					Partita	1				

Rilasciata da: Ufficio Provinciale di PADOVA Richiedente: GOMIERO MARCO

Annex A-2